Exhibit 99.1
PDS Biotechnology Announces Translational Data Showing Strong Immunological and Clinical Activity of PDS0101 and PDS01ADC Presented at SITC 2025

•	Translational study shows that multiple immunological biomarkers predict the clinical activity of PDS0101 combination therapy

•	PDS01ADC reprograms natural killer (NK) cells to possess characteristics that make them more active in killing cancer cells

•	PDS01ADC promotes stem cell-like killer T cells and memory T cells that self-replicate and are therefore capable of potent and long-lasting anti-tumor activity

PRINCETON, N.J., November 10, 2025 – PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers, today announced positive clinical and translational data presented at the 2025 Society for Immunotherapy of Cancer (SITC) Annual Meeting. The presentations highlight immune-driven mechanisms and biomarkers that explain strong clinical activity of the Company’s investigational HPV16-targeted immunotherapy PDS0101 and its novel, investigational immunocytokine PDS01ADC.

The studies were performed as part of PDS Biotech’s collaborative research and development agreement (CRADA) with the National Cancer Institute (NCI) Center for Cancer Research (CCR). Presentations at SITC 2025 included one rapid oral abstract, recognized among the top 150 abstracts of the meeting, and two poster presentations.

“The data presented at SITC further validate the scientific underpinnings of our immunotherapy platforms and confirm that our development approach is achieving the intended immunological and clinical effects,” said Frank Bedu-Addo, Ph.D., President and Chief Executive Officer of PDS Biotech. “These findings provide a deeper understanding of how our immunotherapies are generating such promising results in advanced cancers. The ability to measure and model these immune effects enhances confidence in our programs and supports our regulatory strategy to advance these novel, investigational immunotherapies toward commercialization as efficiently as possible for patients with difficult-to-treat cancers.”

PDS0101) Data Highlights

Rapid Oral Abstract Presentation Number: 37
Title: Baseline and early changes in serum proteomic profiles predict anti-tumor activity in patients with advanced HPV-associated malignancies treated with novel combination immunotherapy
Authors: Megan Lynch, Meghali Goswami, Charalampos Floudas, Julius Strauss, Yo-Ting Tsai, Jennifer Marte, James Gulley, Jeffrey Schlom, Renee Donahue
Recognition: Selected among the Top 150 abstracts at SITC 2025

Key findings:
•
Analysis of 50 patients with advanced HPV16-positive cancers treated with the combination of PDS0101, PDS01ADC and an immune checkpoint inhibitor showed strong and broad immune activation, with increases in multiple critical pro-inflammatory cytokines that are essential in recruiting T cells and enhancing their potency.

•	Quantitative measurements of various immunological proteins in the blood were found to predict clinical benefit with good accuracy.
•	The data supports continued evaluation of these biomarkers obtained by blood sampling, and prospective validation of the developed predictive models in future clinical trials.

These translational findings further reinforce the strong clinical activity seen with PDS0101 combinations across three phase 2 trials. By establishing a clear link between specific immune signatures and clinical response, the data provide strong rationale for future biomarker-guided optimization of PDS0101-based immunotherapy combinations.

PDS01ADC (IL-12 tumor-targeting immunocytokine) Data Highlights

Abstract Number: 47
Title: A tumor-targeting IL-12 immunocytokine therapy in patients with advanced solid tumors increases peripheral natural killer (NK) cells with phenotypes associated with increased tumor cell lysis
Authors: Stephanie Pitts, Nicole Toney, Jennifer Marte, James Gulley, Jeffrey Schlom, Renee Donahue

Key findings:
•	PDS01ADC monotherapy promoted generation of multi-functional NK cells that were associated with induction of a clinical response in advanced treatment-resistant patients with solid tumors.

•
Specific types of NK cells associated with effective killing were seen to increase in advanced cancer patients with solid tumors upon treatment with PDS01ADC, and the increases were associated with an improved clinical response.

•	Several types of NK cells associated with poor anti-tumor response were seen to decrease with PDS01ADC therapy, and these decreases were associated with an improved clinical response.

Collectively, these results demonstrate immune reprogramming of NK cells toward killer phenotypes upon treatment with PDS01ADC and provide mechanistic support for PDS01ADC-based combination immunotherapy strategies.

Abstract Number: 168
Title: Increases in peripheral memory T cells with self-renewing properties in patients with advanced solid tumors treated with tumor-targeting IL-12 immunocytokine therapy
Authors: Meghali Goswami, Carolina Celades, Christine Minnar, Asma Khelifa, Lisa Poppe, Dara Bracken-Clarke, Nicole Toney, Megan Lynch, Jennifer Marte, Sofia Gameiro, James Gulley, Jeffrey Schlom, Renee Donahue

Key findings:
•	PDS01ADC monotherapy increased the quantity of stem-like memory, CD8 (killer) and CD4 (helper) T cells that had self-replicating properties in patients with advanced solid tumors
•	In 28 patients with advanced solid tumors, increases in stem-like T cells was associated with stabilization of disease
These translational findings show that PDS01ADC promotes specific types of self-replicating T cells that enhance the durability of anti-tumor immunity.

“The immune signatures we observed with both PDS0101 and PDS01ADC deepen our understanding of how these therapies generate a powerful anti-tumor immune response. We are seeing broad immune activation, including early natural killer cell responses and expansion of durable, stem-like memory T cells, features that are critical for long-term tumor control,” said Kirk Shepard, M.D., Chief Medical Officer of PDS Biotech. “The translational data presented at SITC, including early immune biomarker signatures, HPV ctDNA dynamics, and coordinated NK and T cell activation validate our platforms scientifically. These insights will also help us design future studies and combination approaches that fully leverage each therapy’s unique mechanism of action.”

Building on these findings, PDS Biotech continues to advance the development of PDS0101 and PDS01ADC. The company is developing PDS0101 in combination with Keytruda® (pembrolizumab) in a phase 3 clinical trial of HPV16-positive recurrent/metastatic head and neck cancer. In parallel, PDS Biotech is advancing PDS01ADC via NCI-led Phase 2 clinical trials under PDS Biotech’s CRADA with the NCI in metastatic colorectal cancer, cholangiocarcinoma, biochemically recurrent prostate cancer, and castration resistant and castration sensitive prostate cancer. Collectively, these data presented at SITC 2025 strengthen the scientific foundation of the Company’s immunotherapy platforms and support continued progress toward future regulatory and clinical milestones.

About PDS Biotechnology

PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers. The Company has initiated a pivotal clinical trial to advance its lead program in advanced HPV16-positive head and neck squamous cell cancers. PDS Biotech’s lead investigational targeted immunotherapy PDS0101 (Versamune® HPV) is being developed in combination with a standard-of-care immune checkpoint inhibitor, and also in a triple combination including PDS01ADC, an IL-12 fused antibody drug conjugate (ADC), and a standard-of-care immune checkpoint inhibitor. PDS01ADC is being evaluated in multiple phase 2 trials in various cancer indications in combination with standard of care.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to conduct clinical trials for PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s or its partners’ ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding response rates, the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Versamune® is a registered trademark of PDS Biotechnology Corporation.

Keytruda® is a registered trademark of Merck Sharp & Dohme Corp. (a subsidiary of Merck & Co., Inc.)

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